Exhibit 5.1

July 7, 2011

First Resources Corp.

3065 Beyer Blvd. B103-1

San Diego, CA 92154

Re:

Amended Registration Statement on Form S-1/A for First Resources Corp., File No. 333-169499

Ladies and Gentlemen:

We have acted as counsel for First Resources Corp., a Nevada corporation (the “Company”), in connection with a registration statement on Form S-1, as amended, (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on September 21, 2010, under the Securities Act of 1933, as amended (the “Securities Act”), in connection with registration for the public offering of up to 10,000,000  shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”).

We have examined the originals or certified copies of such corporate records of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies or as facsimiles of copies or originals, which assumptions we have not independently verified.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that the 10,000,000 Shares of the Company’s Common Stock being registered pursuant to the Registration Statement have been, or shall upon issuance, be issued as duly and validly authorized and issued, fully paid and non-assessable.

We have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is opining upon and is limited to the current federal laws of the United States and, as set forth above, Nevada law, including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws as such laws presently exist.  We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.  We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.  We will file an updated legal opinion immediately prior to effectiveness.

We hereby consent to being named in the Form S-1 Registration Statement as having rendered the foregoing opinion. We also consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not represent that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Carrillo Huettel, LLP

Carrillo Huettel, LLP

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3033 Fifth Avenue, Suite 400  |  San Diego, CA 92103

TEL: 619.546.6100  |  FAX: 619.546.6060  |  www.carrillohuettel.com